EMPLOYMENT
                                    BETWEEN
                            KRAUSE'S FURNITURE, INC.
                                      AND
                                PHILIP M. HAWLEY

     This document is an Employment Agreement effective as of August 26, 1996 between Krause's Furniture, Inc. ("KFI") and Philip M. Hawley.

                                   ARTICLE I
                                    RECITALS

     I.A. Mr. Hawley has agreed to become the Chairman of the Board and Chief Executive Officer, the position of senior responsibility and authority within the KFI Organization.

     I.B. The purpose of this Agreement is to express the terms upon which KFI agrees to employ Mr. Hawley and Mr. Hawley agrees to serve as Chairman of the Board and Chief Executive Officer of KFI.

     I.C. Mr. Hawley's services to KFI as Chief Executive are extremely valuable to KFI and the importance of his leadership and the extraordinary responsibilities and demands of his role in the affairs of KFI warrant contractual arrangements of the nature herein provided.

                                  ARTICLE II.
                          KEY ELEMENTS OF RELATIONSHIP

II. A. Employment

     KFI hereby employs Mr. Hawley as its Chairman of the Board and Chief Executive Officer reporting only to its Board of Directors. Mr. Hawley shall be the senior ranking officer of KFI with general supervision and control over, and responsibility for, the management and operations of KFI and its subsidiaries, together with such additional responsibilities and powers consistent with the foregoing as the Board of Directors of KFI may from time to time prescribe.

II. B. Salary

     Mr. Hawley's Basic Salary shall be at the annual rate of $225,000 ("Basic Salary"). Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly. Amounts payable shall be reduced by any deferrals elected by Mr. Hawley pursuant to any deferred compensation plan of KFI in which Mr. Hawley may, from time to time participate. Amounts attributable to partial months at the beginning and end of the term shall be prorated on the basis of the number of days of employment in relation to the number of days in the month.

II. C. Term

     Mr. Hawley is hereby employed for a period commencing on August 26, 1996 and ending on August 25, 1999.

II. D. Outside Activities

     Mr. Hawley's duties hereunder shall constitute his exclusive employment as a managerial executive. The parties acknowledge that non-employment activities of a business, civic and public character are consistent with Mr. Hawley's duties hereunder, and in the future Mr. Hawley's participation in these activities is to be determined by Mr. Hawley within the general level of commitment and effort which Mr. Hawley presently devotes to such matters.

II. E. Place of Performance

     In connection with his employment by KFI hereunder, Mr. Hawley shall not be based anywhere other than in the Los Angeles metropolitan area, except for required travel on KFI business.

 II. F. Termination by KFI for Mr. Hawley's Disability

     KFI may terminate Mr. Hawley's status as an employee on account of Mr. Hawley's disability at the end of any month, if Mr. Hawley is and has been for either (a) fifty percent or more of the normal working days during the six consecutive full calendar months then ending, or (b) thirty percent or more of the normal working days during the twelve consecutive full calendar months then ending, unable due to mental or physical illness or injury to perform his duties under this Agreement.

II. G. Other Termination

     Mr. Hawley may, in his discretion, terminate both his obligation to serve as Chairman of the Board and Chief Executive Officer and his duty to render any services hereunder, but not his status as an employee for purposes of any plan or program of or sponsored by KFI (which shall continue for the entire remaining stated term of this agreement), in the event that KFI materially breaches its obligations hereunder. This Agreement shall be deemed to have been "materially" breached by KFI for purposes of this Section if KFI fails in any material respect to meet its obligations pursuant to any provision of Article II or
Article III or Article V hereof.

     KFI may terminate both Mr. Hawley's obligation to serve as Chairman of the Board and Chief Executive Officer and his duty to render any services hereunder, but only both together and irrevocably, and not his status as an employee (which shall continue for the entire remaining stated term of this agreement), at any time at its discretion. In the event of such a termination on a discretionary basis by Mr. Hawley or by KFI, Mr. Hawley shall continue be entitled to his Basic Salary and all other benefits provided in his Agreement except as hereinafter provided. Pension and other benefits shall continue to accrue on his account whether under the relevant plans or as payments hereunder in order that he shall receive upon retirement or other events an amount equal to that which he would have received had such termination not occurred.

     In the event of such termination, Mr. Hawley shall not be required to seek other employment or otherwise to mitigate KFI's obligations to him. If Mr. Hawley accepts any full-time managerial employment (but not part-time consulting arrangements) prior to August 26, 1999 the amount paid to Mr. Hawley as Basic Salary from KFI during the period of such employment shall be reduced up to but not exceeding the amount otherwise due hereunder by the amount of any salary received by Mr. Hawley as a result of such employment. This provision for reduction in salary shall have no effect upon the continuing obligation of KFI to provide all other benefits and entitlements, including the accrual and vesting thereof, which appertaining to Mr. Hawley hereunder or otherwise by reason of his status as an employee and senior executive officer of KFI.

     The termination of Mr. Hawley's obligations and duties pursuant to this Section shall not limit or affect any of his other rights under this Agreement.

                                  ARTICLE III
                                    BENEFITS

III. A. Vesting Provisions

     If Mr. Hawley's service as Chairman of the Board and Chief Executive Officer is terminated for any reason other than (i) "Cause" as provided in
Section IV or (ii) Mr. Hawley's "Voluntary Resignation" as provided below, or if KFI decides to terminate Mr. Hawley as Chairman of the Board and Chief Executive Officer under Section II.G., he shall be entitled to the immediate full vesting and availability for exercise of all stock options, stock appreciation rights and other similar rights which have then been allocated or awarded to him, whether or not the same would otherwise then be vested or exercisable. For purposes of this Section, "Voluntary Resignation" shall mean that Mr. Hawley resigns from his positions with KFI of his own volition and without business justification. No termination or resignation of Mr. Hawley for any reason shall terminate or otherwise affect options that were vested on the date of termination or resignation.

III. B. Compensation in the Event of Injury or Sickness, Temporary or Permanent Disability

     If Mr. Hawley is absent from work on account of personal injuries or sickness or because of a temporary or permanent disability, in lieu of salary, Mr. Hawley shall receive during such absence, an amount equal to, payable at the same time and in the same manner as Basic Salary; provided, however, that if such period of absence of Mr. Hawley on account of personal injuries or sickness is for more than four consecutive weeks, any such payments shall be reduced by the amount which Mr. Hawley is entitled to receive for the period covered by disability payments provided under any KFI disability plan and by or pursuant to state or federal law.

     III. C. Change of Control

     If a Change of Control occurs during the term of this Agreement Mr. Hawley shall be entitled to choose whether he wishes to have this Agreement remain in full force and effect. If Mr. Hawley chooses to continue the Agreement according to its terms he shall be entitled to no payment under this paragraph. If Mr. Hawley elects to terminate this Agreement, KFI shall pay to Mr. Hawley at the time of the Change of Control a lump sum payment equal to the greater of (i) the remaining amounts that would be paid to Mr. Hawley under the terms of the Agreement or (ii) $225,000; provided, however, that the amount payable under this Section III E taken together with other amounts payable to Mr. Hawley, if any, shall not exceed the amounts deductible under Section 280G of the internal revenue Code of 1986, as amended. Nothing in this Section shall impose upon Mr. Hawley any obligation to refund any payments to KFI. The term "Change of Control" shall mean any of (i) the sale or merger of KFI or its principal operating subsidiaries, if after such transaction a majority of the Board of Directors of the surviving corporation are persons who were not members of the KFI Board prior to the announcement of the proposed sale or merger, (ii) the completion of a tender offer, stock sale or similar transaction which results in a transfer in one or more installments of sufficient shares of KFI stock to permit the tendering or acquiring parties to control the selection of KFI Directors (it being conclusively presumed that a transfer of shares having more than 50% voting power in an election of directors will have such a power, even if KFI has adopted a staggered board or other similar arrangement that would delay the change in directors) or (iii) any other transaction that results in the election of persons to the Board of Directors of KFI who prior to the announcement of the transaction were not disinterested KFI directors but who following the transaction together with any directors who are interested (by virtue of an affiliation with the acquiring party or otherwise) constitute a majority of KFI's Board of Directors. Notwithstanding the foregoing, any above-described transaction in which General Electric Capital Corporation, or any affiliate thereof, is the person acquiring control shall not constitute a Change of Control for purposes of this agreement.

III. D. Participation in Other Benefits.

     Mr. Hawley shall be entitled to all other benefits and conditions of employment available generally to executives of KFI of the same tenure, level and responsibility pursuant to KFI plans including, by way of illustration, but not by way of limitation, bonuses, retirement, vacation, deferred compensation, employee discount, profit sharing, hospital, surgical, medical or other group health benefits and life insurance benefits.

III. E. Certain Costs and Expenses; Continuation of Basic Salary and Benefits.

     KFI shall pay to Mr. Hawley on a current basis all costs and expenses (including reasonable legal fees and expenses and costs and expenses incurred in connection with any investigation), if any, incurred by Mr. Hawley as a result of his seeking to obtain or enforce any right or benefit provided by this Agreement. Notwithstanding the dependency of any such dispute, Mr. Hawley shall continue to be entitled to, and KFI will continue to pay Mr. Hawley, his full compensation (including, but not limited to, his Basic Salary) in effect when any action giving rise to any dispute occurred, and Mr. Hawley shall continue as a participant in all compensation, benefit and insurance plans in which he was participating at such time until the dispute is finally resolved. Amounts paid as costs and expenses under this provision are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

III. F. Expenses

     Mr. Hawley will be reimbursed in accordance with policies applicable generally to senior executive officers of KFI from time to time in effect for traveling, entertainment and other expenses reasonably incurred in the performance of his duties and responsibilities hereunder.

                                   ARTICLE IV
                             TERMINATION FOR CAUSE

IV. A. Termination by KFI for Cause

     IV. A.1. "Cause" Defined, etc. KFI may terminate this Agreement at any time for "Cause." For purposes of this Agreement "Cause" shall have only the meaning established by the following sections IV.A.1.(a) and IV.A.1.(b).

     IV. A.1.(a) "Cause is the actual willful and continued failure by Mr. Hawley to perform substantially" for purposes of this Agreement cannot be found to exist until there shall have been a written demand for substantial performance delivered to Mr. Hawley by the KFI Board of Directors (the "Board") and, after receipt of such demand, a reasonable opportunity under all the circumstances and in no event fewer than sixty days for Mr. Hawley to rectify the failure so identified. The document so to be delivered shall specifically identify the manner in which the Board believes that Mr. Hawley has not substantially performed his duties.

     IV.A.1.(b) "Cause" is also Mr. Hawley's willful misconduct which is demonstrably and materially injurious to the economic interest of KFI.

 IV.A.2. Procedures for Finding Cause.

     For purposes of determining whether "Cause" exists no act or failure to act on Mr. Hawley's part may be considered "willful" unless done or omitted to be done by Mr. Hawley not in good faith and without reasonable belief by Mr. Hawley that his action or omission was in the best interest of KFI. Mr . Hawley shall not be terminated for "Cause" unless and until, following any period of opportunity to rectify, there shall been duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Mr. Hawley and an opportunity for Mr. Hawley, together with his counsel, to be heard before the Board), and delivered to Mr. Hawley a finding that in the good faith opinion of the Board, Mr. Hawley was guilty of conduct justifying Mr. Hawley's termination for Cause as defined herein and specifying the particulars thereof in detail. If the reasons for such finding include "actual willful and continued failure by Mr. Hawley to perform substantially" those reasons must have been previously identified to Mr. Hawley in a demand and opportunity to rectify delivered as required by Section IV.A.1.(a).

IV.B. Notice of Termination

     Any action to effect termination of Mr. Hawley's status as an employee by KFI shall be communicated by written Notice of Termination to Mr. Hawley which shall be delivered to him not less than thirty days prior to the effective date of such action. The "Notice of Termination" shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances which are alleged to provide a basis for action pursuant to the terms of this Agreement and shall specify the date upon which Mr. Hawley's status as an employee is to be terminated (the "Date of Termination").

IV.C. Termination of Benefits

     If this Agreement is terminated by KFI for Cause, following the date of termination KFI shall not be required to make any payment to Mr. Hawley hereunder with respect to any period or event occurring after the date of termination. Such termination shall not affect any right of Mr. Hawley to receive any payments under any benefit plan or program, including without limitation the stock option plan referred to in Section V, which, by its own terms, has then vested in, become exerciseable by and otherwise remains available to Mr. Hawley notwithstanding such termination.

     V. IN THE EVENT THIS AGREEMENT IS TERMINATED BY KFI FOR CAUSE, FOLLOWING THE DATE OF TERMINATION KFI SHALL NOT BE REQUIRED TO MAKE ANY PAYMENT TO MR. HAWLEY HEREUNDER WITH RESPECT TO ANY PERIOD OR EVENT OCCURRING AFTER THE DATE OF TERMINATION. SUCH TERMINATION SHALL NOT EFFECT ANY RIGHT OF MR. HAWLEY TO RECEIVE ANY PAYMENTS UNDER ANY BENEFIT PLAN OR PROGRAM WHICH, BY ITS OWN TERMS, HAS THEN VESTED IN, BECOME EXERCISABLE BY AND OTHERWISE REMAINS AVAILABLE TO MR. HAWLEY NOTWITHSTANDING SUCH TERMINATION.

                                   ARTICLE V.
                             GRANT OF STOCK OPTIONS

V.A. Agreement to Grant

     Concurrently with the execution of this Agreement, KFI will grant to Mr. Hawley pursuant to the [KFI 1996 Stock Option Plan] non-qualified employee stock options covering 1,234,000 shares of KFI Common Stock having a fair market value exercise price of $1.00 per share.

V.B. Vesting of Options

     The options granted to Mr. Hawley will vest and become fully exerciseable 25% of the total original grant immediately at the time of the grant, 50% of the total original grant on the first anniversary of his employment, 75% of the total original grant on the second anniversary of his employment and 100% of the total original grant on the third anniversary of his employment. Notwithstanding the foregoing vesting schedule, vesting of certain options may be delayed until the third anniversary of Mr. Hawley's employment if, and to the extent that, the "Hawley Trusts" (as defined below) sell shares of KFI Common Stock. On or about the date of commencement of this agreement, five trusts established by or for the benefit of certain members of Mr. Hawley's family (the "Hawley Trusts") are purchasing from KFI 950,000 shares of KFI's Common Stock (the "Trust Shares"). If the Hawley Trusts sell Trust Shares prior to the second anniversary of Mr. Hawley's employment hereunder the number of shares as to which options vest on the anniversary next following such sale shall be reduced by an amount equal to the number of Trust Shares sold; provided, however, if Mr. Hawley, or any of his siblings or lineal descendants, or any of their spouses or any trusts established by or for the benefit of any of them purchases shares of KFI Common Stock after the date hereof and continues to hold such shares on such anniversary, the amount of the foregoing reduction shall offset to the extent of such purchases. If the amount of reduction in vesting on the first anniversary is greater than the amount scheduled for vesting on such date, the balance of such reduction shall be applied to the amount scheduled for vesting on the second anniversary. Any options as to which vesting is so delayed shall vest on the third anniversary of Mr. Hawley's employment and subject to the terms hereof. Except as is otherwise provided in this agreement, unvested amounts shall lapse if Mr. Hawley's employment is terminated prior to vesting dates; provided, in the event of Mr. Hawley's death or disability 100% of the options shall be fully vested and may be exercised by his successors in interest.

V.C. Term of Options; Registration

     Each option will extend for ten years from the original date of grant. KFI represents and warrants that the grant will be entitled to the benefits of Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended, and the grant will be exempt from the provisions of Section 16(b) of such act. KFI will obtain any needed shareholder approvals for the [KFI 1996 Stock Option Plan] or to authorize additional shares to be set aside and reserved for issuance upon the exercise of the options and will set aside and register the shares underlying the options so that shares issued upon exercise will be fully registered under the applicable state and federal securities laws, as soon as possible and in no event later than six months following the execution of this Agreement.

V. D. Acceleration of Options

     Notwithstanding any other provision herein or in the [KFI 1996 Stock Option Plan], on the occurrence of a Change of Control as provided in Section III.C. or at such time as General Electric Capital Corporation ("GECC"), owns less than 2,000,000 shares of KFI Common Stock, all options granted to Mr. Hawley will accelerate and will be vested and exercisable immediately prior to the consummation of such Change of Control or the time of the sale resulting in GECC owning less than 2,000,000 shares. In any such circumstances, Mr. Hawley shall be entitled to participate in the transactions as a shareholder on exercise of the options.

                                  ARTICLE VI.
                ADMINISTRATION AND ENFORCEMENT OF THIS AGREEMENT

VI.A Assumption and Assignability of Employment Agreement.

     Rights and duties of the parties hereunder shall not be assignable by either party, except that this Employment Agreement and all the rights and obligations of the parties hereunder shall be assigned by KFI to and assumed by any corporation or other business entity which succeeds to all or substantially all of the assets or operations of KFI through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of KFI. Any transferee of a substantial portion of the assets of KFI shall be jointly and severally liable to Mr. Hawley for the due and prompt performance of this Agreement by KFI, its successors and assigns. This Agreement, and all amounts due Mr. Hawley hereunder shall inure to the benefit of and be enforceable by Mr. Hawley's personal or legal representative, executor or administrator, his surviving spouse and his minor children.

VI.B. Integration

     With respect to the matters covered herein this Employment Agreement contains the entire agreement and understanding between Mr. Hawley and KFI and supersedes all prior or and written agreements, understandings, commitments and practices between the parties, including all prior employment agreements, whether or not fully performed by Mr. Hawley before the effective date of this Employment Agreement. No amendments to this Employment Agreement may be made except by a writing signed by both parties.

VI.C. Specific Enforcement

     Mr. Hawley is obligated under this Employment Agreement to render service of a special, unique, unusual, extraordinary, and intellectual character, thereby giving this Employment Agreement peculiar value so that the loss thereof could not be reasonably or adequately compensated in damages in an act ion at law. Therefore, in addition to other remedies provided by law, KFI shall have the right to compel specific performance hereof by Mr. Hawley and/or to obtain injunctive relief against the performance of services elsewhere by Mr. Hawley.

VI.D. Confidential Information

     Mr. Hawley acknowledges and stipulates that in the performance of duties hereunder, KFI discloses to and entrusts Mr. Hawley with confidential and secret information of a proprietary nature, including, but not limited to, financial and statistical information regarding affairs of KFI, supplier and subcontractor lists, price and cost information, business plans and programs, merchandising opportunities, expansion plans, data, methods, techniques, marketing data, design and know-how, developed or obtained by KFI. Mr. Hawley agrees that all of the same are the exclusive property of KFI which he may possess or use only in performance of his duties for KFI and he agrees not to directly or indirectly disclose at any time either during the term of employment by KFI or thereafter any such information, whether it be in the form of records, lists, data, drawing, reports or otherwise, which are acquired through Mr. Hawley's relationship with KFI.

VI.E. Non-Solicitation

     During the term of this agreement and for a period of three years after the end of the term hereof, so long as KFI carries on a business similar to that carried on as of the last day of Mr. Hawley's employment hereunder, Mr. Hawley shall not disrupt, damage, impair or interfere with the business of KFI, whether by interfering with or recruiting its employees, disrupting its relationships with customers, vendors, suppliers or representatives, or otherwise.

VI.F. Arbitration.

     Any dispute or controversy arising under or in connection with this Agreement shall be resolved in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, that Mr. Hawley shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the dependency of any dispute or controversy arising under or in connection with this Agreement.

VI.G. Severability.

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties choose the law of California for the interpretation and enforcement of this Agreement.

VI.H. Titles and Headings.

     Title and Headings are for ease of reference and convenience and shall not be used to affect the meaning of any provision of this Agreement.

VI.I. Notices.

     Any notices to KFI required or permitted hereunder shall be given in writing to KFI, either by personal service or by registered or certified mail, postage prepaid, duly addressed to the Secretary of KFI at its then principal place of business. Any such notice to Mr. Hawley except those required pursuant to Article IV shall be given in like manner, and if mailed shall be addressed to Mr. Hawley at his home address as recorded in the employment records of KFI. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given at the time of postmark date except as to notices to be delivered to Mr. Hawley pursuant to Article IV which shall be deemed given only when personally delivered to him.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

                                     ---------------------------
                                      Philip M Hawley

                                      KRAUSE'S FURNITURE, INC.


                                      By________________________